Exhibit 99.1

First Wave BioPharma Announces Streamlining of Clinical Pipeline with Non-Binding Term Sheet to Sell Niclosamide IBD Program

First Wave BioPharma to advance GI development pipeline with the expected addition of Phase 3 Latiglutenase celiac disease program and Phase 2 clinical programs built around Capeserod and Adrulipase

BOCA RATON, FL, December 27, 2023 – First Wave BioPharma, Inc., (NASDAQ: FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that it has entered a non-binding term sheet to sell its Niclosamide program for the treatment of inflammatory bowel diseases (IBD) such as ulcerative colitis and related conditions to an undisclosed biopharmaceutical company (the “Proposed Transaction”). The Proposed Transaction will enable First Wave BioPharma to focus its development resources on its three late-stage clinical programs: Capeserod, a selective 5-HT4 receptor partial agonist licensed from Sanofi; Adrulipase, a recombinant lipase enzyme for the treatment of exocrine pancreatic insufficiency (EPI); and, after the closing of the recently announced potential business combination with ImmunogenX, Latiglutenase, a Phase 3-ready oral biotherapeutic for celiac disease.

The non-binding term sheet includes a low seven-figure upfront payment to First Wave BioPharma for rights to Niclosamide, as well as economics related to future milestones and royalties. The transaction is expected to close in the first half of 2024. Additional details of the transaction will be disclosed upon finalization and execution of the definitive agreement. Upon execution of the definitive agreement, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the buyer having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable.

“This is a very exciting time in the evolution of First Wave BioPharma as we have recently reinvigorated our GI-focused clinical development pipeline with Phase 2-ready Capeserod from Sanofi and the pending addition of Phase 3-ready Latiglutenase,” stated James Sapirstein, President and CEO of First Wave BioPharma. “We plan to rapidly advance these programs in 2024 given the significant potential of each to address GI conditions for which no effective therapies currently exist. As a result, we made the strategic decision to streamline our development pipeline and are pleased to have entered a non-binding term sheet for Niclosamide, which has the potential to infuse First Wave with additional, non-dilutive capital.”

Niclosamide is a prescription, non-systemic, small molecule drug listed as an essential medicine by the World Health Organization (WHO). Niclosamide was approved by the U.S. Food and Drug Administration (FDA) in 1982 for the treatment of intestinal tapeworm infections and has been safely used on millions of patients. The drug is a potential non-steroidal anti-inflammatory therapy for the treatment of mild-to-moderate inflammatory bowel diseases (IBD). First Wave BioPharma had previously conducted Phase 2 trials with niclosamide for the treatment of ulcerative proctitis/proctosigmoiditis (the most prevalent form of ulcerative colitis) and for the treatment of COVID gastrointestinal infections. The Company also has a Phase 2 open-IND for the treatment of immune checkpoint inhibitor-associated colitis and diarrhea in patients with metastatic cancer. Intellectual property for niclosamide formulations governing composition of matter and methods of use extends beyond 2040.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple late-stage clinical stage programs, including Capeserod, a selective 5-HT4 receptor partial agonist which First Wave is developing for gastrointestinal (GI) indications; the biologic Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency; and it is anticipated that the Company will soon acquire Latiglutenase, a targeted, oral first-in-class biotherapeutic for celiac disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether a definitive agreement for the Proposed Transaction or a transaction with ImmunogenX and any concurrent financing or licensing transaction will be entered into; whether such transactions, or any other contemplated transaction, may be completed with different terms, in an untimely manner, or not at all; whether the Company will be able to realize the benefits of the Proposed Transaction described herein; the Company’s ability to integrate the assets and commercial operations contemplated to be acquired from ImmunogenX into the Company’s business; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.

David Schemelia

(609) 468-9325

dschemelia@tiberend.com